SCUDDER
403(b)
PLANS


Plan Agreement


                                                    SCUDDER
                                                    SERVING INVESTORS SINCE 1919


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                            Scudder 403(b) Agreement

         This Scudder 403(b) Agreement ("the Agreement") is entered into by and among (i) each employer who executes a Scudder 403(b) Application ("the Employer") and thereby certifies that the Employer is duly qualified as an organization described in section 403(b)(1)(A) of the Internal Revenue Code of 1954, as amended ("the Code"), (ii) the Custodian which executes a Scudder 403(b) Application and thereby certifies that it is duly qualified as a bank described in section 401(d)(1) of the Code, and (iii) each employee who executes a Scudder 403(b) Application ("the Employee") and thereby certifies that the Employee is an employee of the Employer, and this Agreement shall be effective as of the date acknowledgment of the receipt by the Custodian of such Scudder 403(b) Application is mailed by the Custodian to the Employee.

ARTICLE 1.  DEFINITIONS

         A. Code means the Internal Revenue Code of 1954, as amended.

         B. Contribution means the amount to be transmitted by the Employer to the Custodian for addition to the Employee's Custodial Investment Account.

         C. Custodial Investment Account or Account means the account or accounts established and maintained by the Custodian for an Employee pursuant to this Agreement and, when the contect so implies, may mean the assets, if any, at the time held therein by the Custodian.

         D. Scudder 403(b) Agreement or Agreement means this document, incorporating by reference the Scudder 403(b) Application and Designation of Beneficiary.

         E. Custodian shall mean the bank, or any successor thereto, set forth in the Scudder 403(b) Application.

         F. Designation of Beneficiary or Designation means the document executed by the Employee pursuant to Article II, Part C.

         G. Employee means each person employed by the Employer who has properly executed an Application.

         H. Employer means the organization, state, political subdivision of a state, or agency or instrumentality of such state or political subdivision named in this Agreement.

         I. Regulated Investment Company or Company means a domestic corporation which is a regulated investment company within the meaning of Section 851(a) of the Code and which issues only redeemable stock for which Scudder, Stevens and Clark (or its successor) is acting as the investment adviser and which has been designated by Scudder Fund Distributors, Inc. (or its successor) as appropriate for investment hereunder.

         J. Scudder 403(b) Application or Application means the document executed by the Employer, the Employee and the Custodian pursuant to Article II, Part A.

         K. Normal Retirement Age means age 59 1/2.

ARTICLE II.  ESTABLISHMENT OF CUSTODIAL INVESTMENT ACCOUNTS

         A. Request for participation. Each Employee who properly executes an Application thereby becomes a party to this Agreement with the right to enforce its terms against any other party. Such executed Application is hereby specifically incorporated herein by reference. An Application is properly executed when signed by the Employer, the Employee and the Custodian. The Custodian may rely on the validity of the signatures thereon, on the existence of the employment relation thereby affirmed, and on the irrevocable subscription to the provisions of this Agreement therein contained.

         B. Opening of Account. Upon acceptance of an Application by the Custodian, the Custodian shall open a separate Custodial Investment Account ("the Account") for the benefit of the Employee. The Account shall be maintained pursuant to the terms of this Agreement, including the documents incorporated herein by reference.

         C. Employee's Designation of Beneficiary. Each Employee may submit to the Custodian a properly executed Employee's Designation of Beneficiary form or other written instrument acceptable to the Custodian for use in connection with this Agreement (which are referred to hereinafter interchangeably as a "Designation") which shall not become effective until it is filed with the Custodian at the Custodian's home office during the lifetime of the Employee. The last effective Designation accepted by the Custodian shall be controlling, and whether or not fully dispositive of the Account, thereupon shall revoke all other such Designations previously filed by the Employee. Each such executed Designation is hereby specifically incorporated herein by reference and shall be construed, enforced and administered according to the laws of the state in which the home office of the Custodian is located.

ARTICLE III.  CONTRIBUTIONS

         A. Adjustment of compensation, transmittal of Contributions, and exclusion allowance. Each agreement between the Employer and the Employee as to the adjustment of the Employee's compensation, whether made pursuant to an Application or pursuant to a separate written agreement between the Employer and the Employee, shall be effective only as to amounts earned by the Employee after such an agreement becomes effective. Each such agreement between the Employer and the Employee as to the adjustment of the Employee's compensation, whether made pursuant to an Application or pursuant to a separate written agreement between the Employer and the Employee, shall be irrevocable as to both the Employer and the Employee except that either of them may terminate such agreement as of the end of any payroll period so that it will not apply to compensation subsequently earned. Subject to the immediately preceding sentence, the Employee may, in the manner provided for in subpart (a) of Part B of Article VIII, change such agreement between the Employer and the Employee as to the adjustment of the Employee's compensation, but such change may be made no more than once in each taxable year of the Employee. All Contributions shall be transmitted to the Custodian. The Employee shall be responsible for computing the maximum amount that may be contributed on his behalf for each tax year in accordance with the Employee's "exclusion allowance" as that term is defined in section 403(b)(2) of the Code. The Employee shall determine the applicable limitation(s) on contributions under section 415(c) of the Code, and the Employee shall have the right to avail himself of and make any of the elections provided under said section 415. Such computations and determinations shall be made at least annually, and the Employee shall communicate the results to the Employer no later than thirty (30) days before the last day on which the Employee can execute a new Application or other written agreement with the Employer for the taxable year without violating the pertinent rules and regulations promulgated by the Treasury Department. Neither the Custodian, Scudder Fund Distributors, Inc., any Regulated Investment Company, nor the Employer shall have any obligation to verify the correctness of the Employee's computation of the Employee's exclusion allowance or limitations on contributions under section 415 of the Code or any responsibility with respect to any election available to the Employee under said section 415 or any matters relating to any tax consequences with respect to the Employee's contributions, including the identification and correction of an "excess contribution" as that term is defined in section 4973 of the Code, all of which foregoing matters shall be solely the responsibility of the Employee.

         B. Transfers and rollovers.

         (a) Transfers from and to other Accounts. The Employer or the Employee may cause the transfer of assets acceptable to the Custodian and available from an existing custodial account qualified under section 403(b)(7) of the Code and/or from an existing annuity contract qualified under section 403(b) of the Code to his Custodial Investment Account. Once transferred into the Employee's Custodial Investment Account, such assets shall be treated as a Contribution for purposes of this Agreement and shall be invested, distributed and otherwise dealt with as such. The Employer or Employee may cause the transfer of assets agreed to by the Custodian from the Employee's Custodial Investment Account to a custodial account established under section 403(b)(7) of the Code and/or to an annuity qualified under section 403(b) of the Code.

         (b) Rollover contributions. The Custodian may accept contributions in the form of assets acceptable to the Custodian received from an annuity contract or a custodial account described in section 403(b) of the Code, an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, or a retirement bond described in section 409(a) of the Code, provided that such contribution qualifies in all respects as a rollover contribution in accordance with the requirements of section 403(b)(8), section 408(d)(3) or section 409(b)(3)(C) of the Code (including the requirement that no part of the amount received from an individual retirement account, individual retirement annuity or retirement bond be attributable to any source other than a rollover contribution from any annuity contract or custodial account described in section 403(b) of the Code) or other applicable provisions of the Code in effect from time to time. Such rollover contribution shall be held by the Custodian in a separate Account for the benefit of the Employee which consists only of such rollover contributions and the earnings thereon. Once transferred into the Employee's Custodial Account, such assets shall be treated as a Contribution for purposes of this Agreement and shall be invested, distributed and otherwise dealt with as such. The right is reserved to transfer the assets of the Custodial Investment Account to another form of annuity contract or custodial account described in section 403(b) of the Code or to an individual retirement account, individual retirement annuity, or retirement bond plan established pursuant to section 408 or 409 of the Code.

      If permitted by Scudder Fund Distributors, Inc., in accordance with applicable law, rollover contributions with respect to qualified voluntary employee contributions as defined in section 219(e)(2) of the Code may be received under this Agreement with respect to taxable years


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      beginning after December 31, 1981, and such contributions shall thereafter be held and administered hereunder by the Custodian in accordance with all applicable law with respect to accumulated deductible employee contributions as defined in section 72(o)(5)(B) of the Code.

      (c) Limitation of liabilities. Neither the Custodian nor Scudder Fund Distributors, Inc. shall have any responsibility with respect to any matters relating to the tax consequences with respect to any transfer or rollover made under this Part B of Article III.

ARTICLE IV.  INVESTMENT

         A. Purchase. The Custodian shall receive and, as soon as practical, shall invest all contributions in accordance with the Employee's investment instructions which are then in effect for the Employee.

         B. Registration and safekeeping. Any stock of a Regulated Investment Company held under this Agreement shall be held by the Custodian. Such stock may be registered in the name of the Custodian or its nominee, but the Custodian need not require issuance of certificates for such stock.

         C. Eligibility. The Custodian shall invest only in stock of a Regulated Investment Company. Nothing in this Agreement shall prevent the Employer from purchasing an annuity policy which qualifies under section 403(b) of the Code, but such a policy, if selected by the Employee, shall be issued directly to such Employee.

         A Custodial Investment Account shall be limited to investment in stock of one Regulated Investment Company, except that the Employee may choose that the investment be divided between the stock of more than one Regulated Investment Company if the value of the stock of each Company in which an investment is being made is, upon completion of the investment, equal to a minimum value established from time to time by a designation by Scudder Fund Distributors, Inc. (including a designation that there shall be no such minimum investment limitation).

         If a Company in whose stock investments have been made is no longer designated by Scudder Fund Distributors, Inc as appropriate for investment hereunder, Scudder Fund Distributors, Inc. shall advise the Employee for whose Account the investments were made and shall provide said Employee with a current list of Companies available for investment. If, within 30 days of providing of such current list, the Employee does not submit new investment instructions, the Employee's investment in the deleted Company shall be changed to an investment for the Employee's Account in stock of Scudder Cash Investment Trust or in stock of another Regulated Investment Company or Companies designated by Scudder Fund Distributors, Inc. and no additional investments shall be made in said deleted Company.

         D. Reports and voting of securities. The Custodian shall deliver to the Employee all notices, reports, prospectuses, financial statements, proxies and proxy-soliciting materials received by it as to investments made for the Employee's Account. The Custodian shall vote all shares only in accordance with the instructions of the Employee as expressed in the executed proxy. If the Employee desires to attend a meeting at which securities held in this account may be voted, the Custodian shall furnish a proxy at the Employee's request.

         E. Dividends. All capital gain distributions and dividends received on the stock of a Regulated Investment Company shall be reinvested in the stock of that Regulated Investment Company. The Custodian shall elect to receive any such distribution in the stock of the distributing Company whenever possible.

         F. Change of investments. An Employee or his designated beneficiary or beneficiaries who has (have) survived the Employee and to whom distributions are being made (by unanimous agreement if there is more than one beneficiary) may direct in writing (or by any other manner of direction designated by Scudder Fund Distributors, Inc.) that the investment medium of the Accout be changed to stock of another Regulated Investment Company or Companies. However, if Scudder Fund Distributors, Inc. determines in its own judgment that there has been trading within the Account, any Regulated Investment Company may refuse to sell its shares to such Account. If the Employee's Account is invested in stock of more than one Regulated Investment Company, a separate account shall be kept with respect to the stock of each such Company, and he or they may designate the portion of any new contribution, withdrawal, or change of investment which is to be allocated to each such separate account.

ARTICLE V.  CUSTODIAN

         A. Duties. The Custodian shall:

         (1) Receive contributions transmitted by the Employer;
         (2) Provide safekeeping for the securities and other assets in the Custodial Investment Account;
         (3) Collect income;
         (4) Execute orders for purchase, sale or exchange of securities and make settlement in accordance with general practice;
         (5) Maintain records of all transactions in the Account;
         (6) Transmit to each Employee, not less frequently than annually, appropriate statements of the amount of the Custodian's compensation, if any, charged to the account.
         (7) File with the Internal Revenue Service and/or any other government agency such returns, reports, forms, and other information as may be required of it as Custodian;
         (8) Perform all other duties and services consistent with the purposes and intentions of this Agreement. The Custodian may perform any of its administrative duties through other persons designated by the Custodian from time to time, except that all assets in the Account shall be held by the Custodian; and if State Street Bank and Trust Company is the Custodian, it intends initially to delegate all such duties to Boston Financial Data Services, Inc., which is partially owned by the Custodian's parent company; but no such delegation or future change therein shall be considered as an amendment of this Agreement.

         B. Cash requirements. If cash funds are required to pay taxes, fees, or other expenses pursuant to Article VI or to make payments to the Employee or his beneficiaries (other than withdrawals under Article VII, Part C), the Employee shall instruct the Custodian in writing which Regulated Investment Company shares shall be redeemed or sold if there is more than one account, unless the item for which cash is required is clearly allocable to an investment in a specific Regulated Investment Company. In the absence of such written instructions, the Custodian shall exercise its own discretion. However, the Custodian's fee, if any, for each account within a Custodial Investment Account shall be charged to such account.

         C. Limitation of liabilities and duties.

         (1) The Custodian shall be fully protected in acting or omitting to take any action in reliance upon any order or other direction believed by the Custodian to be genuine and properly given.

         (2) To the extent permitted by law, upon the expiration of a 30-day period after providing to the Employee the statements required under
         Article V, Part A(6), the Custodian shall be released and discharged from all liability to the Employee or any third party as to the matters contained in such statement unless the Employee files written objections with the Custodian within such 30-day period.

         (3) In no event shall the Custodian be under a fiduciary duty to the Employee in regard to the selection of investments or be liable for any loss so incurred.

         (4) The Custodian shall have no responsibility to see to the initial or continued qualification of the Custodial Investment Account under section 403(b)(7) of the Code.

         (5) The Custodian shall not be obligated to determine the amount of any contribution due or collect such contribution from the Employer.

         (6) The Custodian shall not be held responsible for determining the amount, character, or timing of any distribution to the Employee except as provided in Article IX.

         (7) The Custodian shall have no responsibility with respect to the computation of the Employee's "exclusion allowance" as defined in
         Section 403(b)(2) of the Code, any applicable limitation(s) on contributions under Section 415(c) of the Code, any election available to the Employee under said section 415, or any matters relating to any tax consequences with respect to the Employee's contributions, including the identification and correction of an "excess contribution" as that term is defined in section 4973 of the Code, all of which foregoing matters shall be solely the responsibility of the Employee.

         (8) The Custodian shall not be required to carry out any instructions not given in accordance with this Agreement and the various documents incorporated herein by reference. If such instructions are not received as required or if received, are in the opinion of the Custodian unclear, the Custodian shall not be liable for loss of income or appreciation or depreciation and shall not be liable for interest, pending receipt of written instructions or other clarification. Furthermore, the Custodian assumes (and shall have) no responsibility to make any distribution (or process a withdrawal) by order of the Employer, the Employee or a Beneficiary unless and until the requisite instructions specify the occasion for such action and the Custodian is furnished with any and all applications, certificates, tax waivers, signature guarantees and other documents (including proof of any legal representative's authority) deemed necessary or advisable to the Custodian. The Custodian shall not be responsible for complying with any instructions or acting in accordance with any other documents which appear on their face to be genuine, or for refusing to comply or so act if not satisfied to that effect, and assumes no further duty of inquiry. The Custodian shall have no liability to the Employee (or the Employee's beneficiary) for any tax penalty or other damages resulting from any inadvertent failure by the Custodian to make a distribution under this Agreement.

         (9) The Custodian shall not be liable (and assumes no responsibility) for the collection of contributions or the deductibility of


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         any contribution, or its propriety under this Agreement, or the purpose or propriety of any distribution made pursuant to this Agreement, which matters are the responsibility of the Employer and the Employee.

         (10) The Custodian shall not be liable for interest on temporary cash balances, if any, maintained in the Account.

         (11) To the extent permitted by law, the Employee shall always fully idemnify the Custodian and save it harmless from any and all liability whatsoever which may arise either (i) in connection with this Agreement and matters which it contemplates, except that which arises due to the Custodian's negligence or willful misconduct, or (ii) with respect to making or failing to make any distribution, other than for failure to make distribution in accordance with an order therefor which is in full compliance with Article IX or Article VII, Part C or this Part C of
         Article V. Except as required by law, the Custodian shall not be obligated or expected to commence or defend any legal action or proceeding in connection with this Agreement or such matters unless agreed upon by the Custodian and the Employee, and unless fully indemnified for so doing to the Custodian's satisfaction.

         (12) The Employer assumes neither any responsibility nor any liability for any acts or omissions of the Custodian hereunder.

         D. Compensation. In consideration for its services hereunder, the Custodian shall be entitled to receive the fees specified in its then current fee schedule for the services specified on the schedule. The Custodian may substitute a revised fee schedule from time to time upon thirty (30) days' written notice to the Employer or Employee. A Custodian shall be entitled to such reasonable additional fees as it may from time to time determine for additional services required of it, if such additional services are not clearly identified on the fee schedule.

         E. Resignation and removal. The Custodian may resign by giving at least 30 days' written notice to the Employer. The Employer or Scudder Fund Distributors, Inc. may remove the Custodian hereunder by giving at least 30 days' written notice to the Custodian. In each case, the Employer or Scudder Fund Distributors, Inc. shall designate a successor custodian qualified under section 403(b)(7) of the Code, which successor custodian shall accept such appointment by a writing to be submitted to the Employer and the Custodian.

         If, within 30 days after the giving of notice of resignation or removal, neither the Employer nor Scudder Fund Distributors, Inc. designates a successor custodian which accepts the appointment, this Agreement shall terminate, and all assets in the Account shall be distributed in kind to the Employee, or in the event of his death, to his designated beneficiary or beneficiaries subject to the Custodian's right to reserve funds as provided in this Part E of Article V.

         On the effective date of its resignation or removal, the Custodian shall transfer to the designated successor the assets and records (or copies thereof) of the Custodial Investment Accounts provided, however, that the Custodian may retain whatever assets it deems necessary for payment of its fees, costs and expenses, compensation, and any other liabilities which constitute a charge on or against the assets of the Account or on or against the Custodian.

ARTICLE VI.  FEES, TAXES, AND OTHER EXPENSES

         A. Fees, taxes, and other expenses. Any income taxes of any kind whatsoever that may be levied or assessed upon or in respect of a Custodial Investment Account created hereunder (including any transfer taxes incurred in connection with the investment and reinvestment of the assets), and all other expenses, fees, and administrative costs incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, and the compensation to the Custodian as determined under Article V, Part D of this Agreement shall constitute a charge upon the assets of the Custodial Investment Account and be paid from the assets held in such Account, or (at the Custodian's option) be paid by the Employee.

ARTICLE VII.  PROTECTION OF EMPLOYEE BENEFITS

         A. Non-forfeitable. At no time shall it be possible for any part of the assets held by the Custodian in the Employee's Account to be used for or diverted to purposes other than for the exclusive benefit of the Employee. The Employee's rights to or derived from the Employer's contributions to the Custodian for addition to the Employee's Account shall be non-forfeitable at all times after such payments are made to the Custodian.

         B. Non-alienable. Any right or benefit which shall be payable under the terms of this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt at such shall be void, and any such right or benefit shall not in any way be subject to the debts, contracts, liabilities, engagements or torts of the person who is entitled to such right or benefit, nor shall Such right or benefit be subject to attachment or legal process for or against such person, except as provided in Part C of this Article VII.

         C. Employee withdrawals.

         (a) At any time or times prior to the completion of distributions pursuant to Article IX, an Employee who has attained age 59 1/2 may withdraw amounts of cash from his Account, including the entire balance thereof, if the Employee submits to the Custodian written proof satisfactory to the Custodian of the attainment of such age and, also, written instructions to the Custodian as to the amounts to be so withdrawn. If the Employee makes any withdrawal at any time pursuant to the provisions of this subpart (a) of this Part C of Article VII, no additional contributions may be made to the Employee's Account for a period of one (1) year after such withdrawal and the employee may not participate in any other custodial account for regulated investment company stock involving the Employer under section 403(b) of the Code for a period of one (1) year after such withdrawal.

         (b) In addition to the foregoing, at any time or times prior to the completion of distributions pursuant to Article IX, an Employee may withdraw amounts of cash from his Account, including the entire balance thereof, if the Employee encounters financial hardship, as determined under rules of uniform application and in accordance with applicable law, governmental regulations or rulings, by a person designated by the Employer in accordance with applicable legal authority, and if the Employee submits to the Custodian written proof satisfactory to the Custodian of such determination of hardship and, also, written instructions to the Custodian as to the amounts to be so withdrawn.

         (c) Any withdrawal made pursuant to the provisions of either subparts
         (a) or (b) of this Part C may not be in kind but may only be in the cash proceeds received by the Custodian from redemptions or sales of shares of the Regulated Investment Companies held in the Employee's Account. If there is more than one account, the Employee shall instruct the Custodian in writing as to which Regulated Investment Company shares shall be redeemed or sold before any distribution is made under this Part C of Article VII.

ARTICLE VIII.  AMENDMENT.

         A. By Employer. This Agreement and/or the various documents incorporated herein may be modified or amended by the Employer by delivering to the Employee and to the Custodian a written copy of such modification or amendment signed by the Employer.

         B. By Employee. The Employee may amend this Agreement by making any of the following changes:

         (a) No more than one in each taxable year of the Employee, and subject to other applicable provisions of Part A of Article III, the Employee may change the agreement between the Employer and the Employee as to the adjustment of the Employee's compensation either by submitting to the Employer and the Custodian, in accordance with Article II, Part A, a revised Application or in lieu thereof, by the execution of a separate written agreement between the Employer and the Employee;
         (b) The Employee may change investments pursuant to Article IV, Part F; or
         (c) The Employee may change his designated beneficiary or beneficiaries by submitting to the Custodian at any time a revised Designation of Beneficiary pursuant to Article II, Part C.

         C. By Scudder Fund Distributors, Inc. The Employer hereby delegates authority to Scudder Fund Distributors, Inc. to modify or amend this Agreement and/or the various documents incorporated herein, including authority to adopt a prototype or master plan (if one becomes available) for investment in shares of Regulated Investment Companies, and the Employer shall be deemed to have consented to any such modification or amendment. Scudder Fund Distributors, Inc. shall provide copies of such modification or amendment to the Employer or the Employee, and the Custodian. However, Scudder Fund Distributors, Inc. has no affirmative obligation to amend any of the foregoing documents pursuant to this portion of the Agreement.

         D. Limitations. Notwithstanding the powers granted in Parts A, B, and C above, no amendment shall be made which would:

         (a) Cause or permit any part of the assets in the Account to be diverted to purposes other than for the exclusive benefit of the Employee and/or his beneficiaries, or cause or permit any portion of such assets to revert to or become the property of the Employer.

         (b) Place any greater burden on a Custodian without its written consent, or

         (c) Retroactively deprive any Employee of any benefit to which he was entitled under this Agreement by reason of contributions made by the Employer, unless such modification or amendment is necessary to conform the Agreement to, or satisfy the conditions of any law, governmental regulation or ruling, and to permit the Agreement and Account to meet the requirements of Section 403(b) of the Code, or any similar statute enacted in lieu thereof, and any such retroactive modification or amendment must be pursuant to an opinion of counsel that it is necessary or advisable to conform the Agreement to the requirements for qualification under Section 403(b) of the Code and Regulations prescribed thereunder.


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ARTICLE IX.  DISTRIBUTION

         A. Time of distribution.

         (a) Subject to the remaining provisions of this Article IX and to the provisions of Part C of Article VII, distribution of assets held in the Employee's Investment Account shall be made or shall commence at the earliest time of the occurrence of one of the following events:

            (1) The disability of the Employee within the meaning of Section 72(m)(7) of the Code. An Employee shall be considered to be so disbabled if he is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration and an individual shall not be considered to be disabled, and, therefore, the Custodian shall not be required to make distribution on account of the Employee's disability, unless and until the Custodian has received a physician's certificate to that effect;

            (2) The Employee's actual retirement or attainment of the Normal Retirement Age, whichever is later; or

            (3) The Employee's death.

         (b) In addition to the foregoing, distribution shall be made or shall commence upon the Employee's separation from the service of the Employer, prior to the occurrence of any of the events listed in subpart (a) of this Part A or Article IX, if the Employee, either at any time prior to or upon the Employee's separation from the service of the Employer, files with the Custodian a written, irrevocable election to have distribution commence upon such separation from service.

         (c) The Custodian shall not be responsible for making any distributions until such time as it has been notified in writing by either the Employer or the Employee of the occurrence of one of the events set forth in subparts (a)(1),(a)(2), or (b) of this Part A, or by the designated beneficiary or beneficiaries (or by the Employee's Executor or other personal representative if no such beneficiary survives the Employee) of the occurrence of the event set forth in subpart (a)(3) of this Part A.

         B. Mode of distribution to Employee. Distributions to the Employee of amounts held by the Custodian in his Custodial Investment Account shall normally be made in the form of annual, quarterly or monthly installments in cash or in kind or in the form of a lump sum, provided that:

         (a) Installment payments in cash or in kind shall be made in approximately equal amounts or approximately equal fractions of the Employee's Custodial Investment Account;

         (b) If payments to the Employee are made in the form of installments, there shall be credited to such Employee's Custodial Investment Account all earnings thereon during the period of such installments; and

         (c) Except in the case where the distribution is made in the form of an annuity for a period measured by the life of the Employee and his spouse (regardless of whether the Employee's beneficiary is someone other than his spouse), the present value of the payments to be made to the Employee must be more than 50 percent of the present value of total payments to be made to the Employee and his beneficiaries.

         Stock of a Regulated Investment Company shall not be distributed in kind unless at the time distribution is made or, if it is to be made in installments, at the time it commences, the value of such stock held in the Custodial Investment Account is five hundred ($500) dollars or more. Distribution may also be made by distributing an annuity contract which qualifies under section 403(b)(1)(A) of the Code.

         C. Election. The Employee may elect or alter his election of the method of distribution to the Employee by filing with the Custodian a written election of a method of distribution which is consistent with the provisions of Part B of this Article IX at any time prior to seven (7) days before the time of distribution determined under Part A of this Article IX. Such election may be changed at any time prior to the beginning of said seven (7)-day period.

         In the event that an Employee fails to properly elect a method of distribution of his Account, unless the Custodian in its absolute discretion chooses another method of distribution consistent with the provisions of Part B of this Article IX, installment payments pursuant to said Part B will be made in cash or in kind to the Employee on a monthly basis over a 10-year-period, if a systematic withdrawal plan is available for the Regulated Investment Company stock held in the Account and if the assets in such Account are determined to be sufficient by Scudder Fund Distributors, Inc. If such a plan is unavailable or if such assets are deemed to be insufficient by Scudder Fund Distributors, Inc., the shares of the Regulated Investment Company stock held in the Account will be distributed in cash or in kind promptly to the Employee, unless the Custodian in its absolute discretion chooses another method of distribution consistent with the provisions of said Part B of this Article IX.

         D. Method of distribution to beneficiaries. In the event of the death of the Employee either before or after the occurrence of any of the times for distribution listed in Part A of this Article IX, any amounts held by the Custodian in the Employee's Account shall be distributed to the beneficiary or beneficiaries named in the Employee's Designation by the method acceptable to the Custodian and stipulated in such form, but only after such beneficiary or beneficiaries have notified the Custodian in writing of the Employee's death and provided the Custodian with adequate verification of such death, as provided in subpart (8) of Part C of Article V. Until such distributions commence to such beneficiary or beneficiaries, the Custodian shall not be responsible for treating such person's predecessor to such rights and obligations as still possessing the same.

         In the event that the Employee fails to properly stipulate a method of distribution of his Account to such beneficiary or beneficiaries, unless the Custodian in its absolute discretion chooses another mode of distribution, installment payments will be made in cash or in kind to such beneficiary or beneficiaries on a monthly basis over a 10-year period from the date of the Employee's death, if a systematic withdrawal plan is available for the Regulated Investment Company stock held in the Account and if the assets in such Account are determined to be sufficient by Scudder Fund Distributors, Inc. If such a plan is unavailable or if such assets are deemed to be insufficient by Scudder Fund Distributors, Inc., the shares of the Regulated Investment Company stock held in the Account will be distributed in cash or in kind promptly to such beneficiary or beneficiaries, unless the Custodian in its absolute discretion chooses another method of distribution.

         If the Employee so elects in the Designation of Beneficiary form in effect at the time of his death, his designated beneficiary or beneficiaries who has (have) survived him and to whom distributions are to be made, may direct the Custodian in writing (by unanimous agreement if there is more than one beneficiary) to change the method of distribution to such beneficiary or beneficiaries (that is, the method either selected in the Employee's Designation or provided for in this Part D of Article IX, as the case may be), but only within sixty (60) days after the day on which such beneficiary or beneficiaries first became entitled to any distribution from the Account and only if such change is acceptable to the Custodian.

         If a distribution is payable to a person known by the Custodian to be a minor or a person under a legal disability, the Custodian may in its absolute discretion make the whole or any part of the distribution to (i) a parent of such person, (ii) the guardian, committee or other legal representative, wherever appointed, of such person, including a custodian for such person under a Uniform Gifts to Minors Act or similar act, (iii) any person having the control and custody of such person, or (iv) to such person directly, the receipt of the distributee to whom any such payment or distribution is so being made a sufficient discharge therefor.

         Insofar as the disposition of the Account of a deceased Employee is not governed by a valid Designation which names at least one beneficiary who survives the Employee, the Account shall be distributed to the estate of the deceased Employee. Any portion of an Account of a deceased Employee remaining undisposed of after the death of an Employee's designated beneficiary who has survived the Employee, shall be distributed to the estate of such deceased beneficiary.

ARTICLE X.  TERMINATION.

         A. Voluntary termination. With respect to amounts not yet earned by an Employee, this Agreement may be terminated by either such Employee or the Employer by giving written notice to the other.

         Copies of such notice shall be sent forthwith to the Custodian. Unless otherwise mutually agreed upon by the Employer and the Employee, any such termination shall take effect as of the last day of the month next following the month in which such written notice shall have been given, the Employee's compensation level shall be increased by the amount by which it otherwise would be reduced pursuant to the Application, or other written agreement between the Employer and the Employee as to the adjustment of the Employee's compensation, and the obligations under this Agreement of the Employer with respect to future pay periods shall cease.

         B. Termination on distribution. This Agreement shall terminate as to an Employee when all the assets held in the Custodial Investment Account established for him hereunder have been distributed.

         C. Termination on disqualification. This Agreement shall terminate as to an Employee, if after notification by the Internal Revenue Service that the Employee's Account does not qualify under section 403(b)(7) of the Code, Scudder Fund Distributors, Inc. fails or is unable to make the amendments necessary to so qualify the Account. On such termination of this Agreement, all assets in an Account shall be distributed in kind by the Custodian to the Employee or, in the event of his death, to his designated beneficiaries, subject to the Custodian's right to reserve funds as provided in Article V, Part E, except that where the value of such assets is less than five hundred ($500) dollars, the distribution shall be in cash.

ARTICLE XI.  MISCELLANEOUS

         A. Adjustment regarding other employee benefits. Unless provided otherwise in a separate written agreement between the Employer and the Employee, all employee benefits furnished (either wholly or in part) by the Employer for the benefit of the Employee(other than those provided for under this Agreement) which are based on the amount of compensation payable to an employee, and which would ordinarily be subject to reduction in the event of any salary adjustment other than that provided for under this Agreement, shall continue to be based on the Employee's compensation level without regard to any adjustment in compensation provided for under this Agreement, if such employee benefits arrangements themselves are consistent with this Part A of Article XI.

         B. Qualified Voluntary Employee Contributions. If permitted by Scudder Fund Distributors, Inc., qualified voluntary employee contributions as defined in section 219(e)(2) of the Code may be received under this Agreement with respect to taxable years beginning after December 31, 1981, and such contributions shall thereafter be held and administered hereunder by the Custodian in accordance with all applicable law with respect to accumulated deductible employee contributions as defined in section 72(o)(5)(B) of the Code.

         C. Applicable law. This Agreement and all documents incorporated herein by reference shall be construed and administered in accordance with the laws of the state in which the home office of the Custodian is located.

         D. Terminology. Any masculine terminology in this Agreement shall include the feminine.

         E. Headings. Headings herein are primarily for convenience of reference, and if they conflict with the text, the text shall control.

         F. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

         G. Change of address. The Employer shall notify the Custodian in writing of any change of address within 30 days of such change.

         H. Notice. Any notice from the Custodian to the Employee pursuant to this Agreement shall be effective if sent by first class mail to the business address of the Employer until the Employer specifies a different address acceptable to the Custodian. Any notice to the Custodian pursuant to this Agreement shall be by first class mail addressed to its home office.

         I. Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors in interest of the parties hereto.

         J. Not employment contract. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge the Employee or of the Employee to terminate his employment.

         K. Construction. No provision of this Agreement, including the documents incorporated herein by reference, shall be construed to conflict with any provision of a Treasury Department or Internal Revenue Service regulation, ruling, release or other order which affects the terms of this Agreement or its qualification under section 403(b)(7) of the Code. It is intended that this Agreement, including the documents incorporated herein by reference, qualify as a custodial account under said section 403(b)(7) and this Agreement, including said documents, shall be construed and limited and the powers and discretions conferred hereunder and by applicable laws shall be exercised in a manner consistent with that purpose. Subject to the foregoing provisions of this Part K of Article XI, in the event of any conflict between this Agreement and the documents incorporated herein by reference, the provisions of this Agreement shall prevail.

         L. Tax treatment. The tax treatment of any contributions to the Account and of any earnings of the Account depends, among other things, upon the nature of the Employer, and the amount and nature of contributions made in any year to the Account (and to other plans, accounts or contracts with the benefit of special tax treatment) for the benefit of the Employee. The Custodian and Scudder Fund Distributors, Inc. assume no responsibility with respect to such matters, nor shall any term or provision of this Agreement be construed so as to place any such responsibility upon any one of them. Furthermore, the Employer and the Employee shall file and shall have sole responsibility for filing with the Internal Revenue Service and/or any other government agency such returns, reports, forms, and other information as may be required of them.

         M. Separability. If any provision of this Agreement shall be held invalid or illegal for any reason, such determination shall not affect any remaining provisions of this Agreement, but this Agreement shall be construed and enforced as if such invalid or illegal provision had never been included in this Agreement.

         N. If the Employer does not sign the Application and is not required to do so under the Code and the regulations thereunder, the Employee, to the extent allowed by law, assumes all obligations and responsibilities of the Employer under the Application and this Agreement.

         O. Separate Employer Plan. If the Employer has established a written separate 403(b) plan, intending to provide for the investment in Regulated Investment Companies, the terms of such plan will supersede any provisions of this Agreement which conflict with such terms. This provision shall not be effective until the Employer has provided Scudder Fund Distributors, Inc. with a copy of such written plan and the Custodian has agreed in writing to be bound by terms thereof.

Telephone
numbers and
addresses

--------------------------------------------------------------------------------

National Toll Free
Telephone Numbers
and Addresses

                    ------------------------------------------------------------
                    For general information,
                        CALL (toll-free) 1-800-225-2470
                             (within Massachusetts, call collect 617-426-8300)

                                       or

                        WRITE to: Scudder Fund Distributors, Inc.
                                  175 Federal Street
                                  Boston, MA 02110

                    Shareholder representatives from Scudder Fund Distributors, Inc., underwriter for the Scudder funds, will answer your calls and letters.
                    ------------------------------------------------------------

                    ------------------------------------------------------------
                    For prospectuses, call 1-800-453-3305.

                    For questions about an existing account and to arrange transactions,

                         CALL (toll-free) 1-800-225-5163
                              (in Boston, call 328-5000)

                         WRITE to:  The Scudder Funds
                                    c/o Boston Financial Data Services
                                    P.O. Box 1912
                                    Boston, MA 02105

                    Account representatives from the transfer agent for the Scudder funds will answer your calls and letters.
                    ------------------------------------------------------------

--------------------------------------------------------------------------------
Local Telephone
Numbers and Addresses
of Scudder Fund
Distributors, Inc.

Boca Raton
150 East Palmetto Park Road
Boca Raton, Florida 33432
305-395-0040

Los Angeles
333 South Hope Street
Los Angeles, California 90071
213-628-1144

Boston
175 Federal Street
Boston, Massachusetts 02110
617-426-8300

New York
345 Park Avenue
New York, New York 10154
212-350-8370

Chicago
Suite 2200, 111 East Wacker Drive
Chicago, Illinois 60601
312-861-2700

Philadelphia
Three Mellon Bank Center
Philadelphia, Pennsylvania 19102
215-864-7200

Cincinnati
540 Carew Tower
Cincinnati, Ohio 45202
513-621-4200

Portland, Oregon
1211 S.W. Fifth Avenue
Portland, Oregon 97204
503-224-3999

Cleveland
Suite 700, 1801 East Ninth Street
Cleveland, Ohio 44114
216-241-7744

San Francisco
Suite 4100, 101 California Street
San Francisco, California 94111
415-981-8191

Houston
1530 Bank of the Southwest Building
Houston, Texas 77002
713-659-3838

SCUDDER [LOGO]
--------------

This booklet is not to be used in
connection with the offering of any of
the Scudder funds unless preceded or
accompanied by the appropriate current
prospectus. The prospectus will be sent
to you by the fund's underwriter,
Scudder Fund Distributor's, Inc.

14-6-84 (C) Scudder Fund Distributors, Inc.